Exhibit 10.11

DATED 18th September 2000

PROLOGIS UK S.A.R.L. (1)

PROLOGIS UK VII S.A.R.L. (2)

GUARDIAN IT PLC (3)

LEASE

of premises at Green Lane Hounslow

Wragge & Co

CONTENTS

Clause	Heading	Page

1	Definitions, Interpretation and Miscellaneous Provisions	2

2	Demise and Rent	11

3	Tenant’s Covenants	11

4	Landlord’s Covenants	11

5	Re-Entry	11

Schedule 1		14

Schedule 2		15

Schedule 3		16

Schedule 4		19

Schedule 5		20

Schedule 6		26

Schedule 7		31

Schedule 8		47

Schedule 9		48

Lease Particulars

Date	18th September 2000

Landlord	PROLOGIS UK S.A.R.L. and PROLOGIS UK
VII S.A.R.L.

Tenant	GUARDIAN IT PLC Guarantor
Premises	Unit B Green Lane Hounslow

Term	20 years from 24 June 2000

Initial Rent	One million three hundred and thirty one thousand five hundred and forty four pounds (£1,331,544)

Rent Review Dates	Every 5th Anniversary

Permitted Use	Industrial and/or Warehouse purposes including as a computer data centre with ancillary offices within classes B1(c) B2 and/or B8 of the Schedule to the Town and Country Planning Act 1987

Interest Rate on late payment	4% above Lloyds TSB Base Rate

Percentage	20.60%

THIS LEASE made on 18th September 2000

BETWEEN:

(1)	PROLOGIS UK S.A.R.L. whose registered office is at 25b Boulevard Royal L-2449 Luxembourg (“the First Landlord”)

(2)	PROLOGIS UK VII S.A.R.L. whose registered office is at 25b Boulevard Royal L-2449 Luxembourg (“the Second Landlord”)

(3)	GUARDIAN IT PLC (Company No 03487754) whose registered office is at Benchmark House, St. Georges Business Centre, 203 Brooklands Road, Weybridge Surrey KT13 ORH (“the Tenant”)

WITNESSES as follows:

1	Definitions, Interpretation and Miscellaneous Provisions

1.1 Definitions

(a)	“Adjoining Property” means the Estate other than the Premises

(b)	“Authority” means any statutory public local or other authority or any court of law or any government department or any of them or any of their duly authorised officers

(c)	“Basic Rent” means up to (but excluding) the Rent Commencement Date a peppercorn if demanded and from and including that date £1,331,544 (one million three hundred and thirty one thousand five hundred and forty four pounds) per annum; and thereafter as from time to time reviewed under schedule 5

(d)	“Building” means the building shown edged green on the Plan

(e)	“CDM Regulations” means the Construction and Design (Management) Regulations 1994

(f)	“Common Parts” means:

(i)	the estate road marked “Access Road” on the plan and each and every part of it including ancillary lighting and Service Media and

(ii)	all parts of the Estate from time to time provided or created for the common use of the tenants or occupiers of the Estate and their visitors and which are capable of being so used including without limitation any circulation areas landscaped areas and signage; and

(iii)	all other parts of the Estate (except for any areas which are let or designed for separate letting) and the Service Media which do not exclusively serve any parts of the Estate which are let or designed for separate letting

(g)	“Connected Person” means any person firm or company which is connected with the Tenant for the purposes of section 839 Income and Corporation Taxes Act 1988

(h)	“Consent” means an approval permission authority licence or other relevant form of approval given by the Landlord in writing

(i)	“Deed of Grant” means the deed of grant dated 25 November 1999 and made between (1) the First Landlord and (2) the Second Landlord

(j)	“Determination” means the end of the Term however that occurs

(k)	“Enactment” means:

(i)	any Act of Parliament and

(ii)	any European Community legislation or decree or other supranational legislation or decree having effect as law in the United Kingdom and references (whether specific or general) to any Enactment include any statutory modification or re-enactment of it for the time being in force and any order instrument plan regulation permission or direction made or issued under it or under any Enactment replaced by it or deriving validity from it

(l)	“Environment” includes the ambient air land surface or sub strata any surface water or ground water whether or not on over under or within the Premises

(m)	“Environmental Laws” means any Enactments relating to the protection of the Environment or the control of environmental hazards and pollution including laws relating to the Release or threatened Release of Hazardous Material into the Environment or otherwise relating to the presence manufacture processing distribution use treatment storage disposal transportation or handling of Hazardous Material

(n)	“Environmental Liabilities” means any liabilities responsibilities claims losses costs (including remedial removal abatement clean up investigative and all monitoring costs and other related costs and expenses) damages settlements claims expenses penalties fines legal fees and costs which are incurred by asserted against or imposed upon the Landlord as a result of or in connection with

(i)	any violation of or non-compliance with Environmental Laws including the failure to procure or violation of any permit or licence required by any Environmental Laws

(ii)	any Remedial Action

(o)	“Estate” means the land shown edged in purple and edged in orange on the Plan and any and every part of such land and everything attached to it or used for its benefit and comprising the First Property and the Second Property

(p)	“First Property” means that part of the Estate shown edged purple on the Plan

(q)	“Group Company” means any company of which the Tenant or the Landlord (as the case may be) is a Subsidiary or which has the same Holding Company as the Tenant or the Landlord (as the case may be) where Subsidiary and Holding Company have the meanings given to them by section 736 Companies Act 1985

(r)	“Guarantor” means the party named as such in this Lease (if any) or the person who is required to give a covenant to the Landlord as the Assignee’s Guarantor under the Licence to Assign for so long as each of those persons remain bound by the covenants on their part in this Lease or in the Licence to Assign

(s)	“Hazardous Material” means any substance known or reasonably believed to be harmful to human health or the Environment and for that reason subject to Environmental Laws

(t)	“Interest Rate” means four percent above the base lending rate from time to time of Lloyds TSB Bank Plc or such other bank being a member of the Committee of London and Scottish Bankers as the Landlord may from time to time nominate or if that base lending rate cannot be ascertained then four percent above such other rate as the Landlord may reasonably specify and where and whenever interest is payable at or by reference to the Interest Rate it shall be calculated on a daily basis and compounded on the Payment Days

(u)	“Internal Area” has the meaning attributed to Gross Internal Area specified by the edition of the Code of Measuring Practice jointly issued by the ISVA and the RICS current at the date of this Lease

(v)	“Landlord” means the First Landlord and the Second Landlord and includes the immediate reversioner to this Lease from time to time

(w)	“Lease” means this lease and includes where relevant any deed of variation licence Consent or other document supplemental to this Lease

(x)	“Legal Obligation” means any obligation from time to time created by any Enactment or Authority which relates to the Premises or the Estate or its use and includes without limitation obligations imposed by the Planning Acts or as a condition of any Necessary Consents

(y)	“Licence to Assign” means the document set out in schedule 10

(z)	“Main Structure” means the foundation floor slabs floors load bearing walls columns beams steel frames and roofs of the Premises and “structural” means anything appertaining to the Main Structure

(aa)	“Necessary Consents” means planning permission and all other consents licences permissions and approvals whether of a public or private nature which shall be relevant in the context

(bb)

“Outgoings” means all rates taxes charges duties assessments impositions and outgoings of any sort which are at any time during the Term payable by the owner or occupier of property and includes charges for electricity gas water sewerage telecommunications (including meter rentals connection and hire charges) and other services rendered to or consumed by the relevant property but excludes tax payable by the Landlord on the receipt of the Basic Rent or on any dealings with its reversion to this Lease and input VAT suffered by the Landlord in respect of the Premises or the Estate

(cc)	“Percentage” means 20.60% or (following Completion of the first development of the whole of the Estate) such other proportion which the Gross Internal Area of the Building bears to the aggregate Gross Internal Area of all buildings from time to time erected on the Estate

(dd)	“Permitted Alterations” means any of the following alterations which the Tenant may wish to carry out during the Term:

(i)	for the purpose only of installing cabling and pipe work to make such openings as are reasonably necessary through the floor slabs dividing the ground and first floors of the office part of the Building

(ii)	to install satellite dishes and other telecommunications equipment on the roof together with all ancillary electrical and other connections throughout the premises

(iii)	to install additional electricity transformers within the Premises

(iv)	to install conduits for the passage of mechanical electrical and other services and communications and other conducting media links throughout the Premises (including the installation of small comms risers between floors and telecom ducts below ground level)

(v)	to install additional (wc) accommodation

(vi)	to install bomb blast film to all windows

(vii)	to install on such part or parts of the estate road as the Landlord shall reasonably approve CCTV cameras and ancillary equipment to exclusively serve the Premises.

(ee)	“Permitted Use” means use for industrial and/or warehouse purposes (including use as a computer data centre) with ancillary offices within classes B1 (c) B2 and/or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

(ff)	“Plan” means the plan annexed to this Lease

(gg)	“Planning Acts” means every Enactment or regulation of any Authority from time to time in force in relation to the Town and Country Planning development control and the use of land or buildings

(hh)	“Premises” means the premises including the Building more fully described in schedule I and all additions and improvements made to it and references to the Premises shall include reference to any part of them

(ii)	“Payment Days” means 25th March 24th June 29th September and 25th December in each year

(jj)	“Regulations” means any reasonable Regulations made from time to time by the owner for the time being of the Common Parts as to their use

(kk)	“Release” means any release spillage emission leaking pumping injection deposit disposal discharge leeching or migration into the Environment or into or out of any property including the movement of Hazardous Material through the Environment

(ll)	“Remedial Action” means all actions required to:

(i)	clean up remove treat or in any other way adjust or manage Hazardous Material in the Environment

(ii)	prevent the Release of Hazardous Material so that it does not migrate or endanger or threaten to endanger public health or welfare or the Environment

(iii)	perform pre-remedial studies and investigations and post-remedial monitoring and care

(mm)	“Rent” means all sums reserved as rent by this Lease

(nn)	“Rent Commencement Date” means 11th September 2000

(oo)	“Reservations” means the exceptions and reservations set out in schedule 3

(pp)	“Rights” means the rights set out in schedule 2

(qq)	“Second Property” means that part of the Estate shown edged orange on the Plan

(rr)	“Service Charge” means the Percentage:

(i)	of all reasonable expenses incurred by the Landlord in or in connection with repairing maintaining rebuilding (by way of repair) lighting cleaning and insuring the Common Parts and

(ii)	the reasonable costs charged by the managing agent appointed by the Landlord to manage the Estate and

(ss)

“Service Media” means sewers drains pipes wires cables ducts gutters fibres and any other medium for the passage or transmission of soil water gas electricity telecommunications air smoke light information or other matters and includes where relevant ancillary equipment and the other structures plant equipment and machinery from time to time in or on the Estate or the Premises

(tt)	“Sign” includes any sign hoarding showcase signboard flag flagpole bill plate fascia poster or advertisement

(uu)	“Tenant” includes its successors in title

(vv)	“Term” means the term of 20 years calculated from the Term Commencement Date and includes any extension holding over or continuation of it whether by Enactment agreement or otherwise

(ww)	“Term Commencement Date” means 24 June 2000

(xx)	“Title Matters” means all rights easements privileges restrictions covenants or other matters affecting the Premises referred to in the documents set out in schedule 4

(yy)	VAT includes any future tax of a like nature and all references to an election by the Landlord to waive exemption under paragraph 2(1) of Schedule 10 to the Value Added Tax Act 1994 shall be deemed to include any such election made by a company in the same VAT group as the Landlord

1.2 Interpretation

In this Lease

(a)	words importing any gender include every gender

(b)	words importing the singular number only include the plural number and vice versa

(c)	words importing persons include firms companies and corporations and vice versa

(d)	references to numbered clauses and schedules are references to the relevant clause in or schedule to this Lease

(e)	reference in any schedule to numbered paragraphs are references to the numbered paragraphs of that schedule

(f)	where any obligation is undertaken by two or more persons jointly they shall be jointly and severally liable in respect of that obligation

(g)	any obligation on any party not to do or omit to do anything shall include an obligation not to knowingly allow that thing to be done or omitted to be done by any undertenant of that party or by any employee servant agent invitee or licensee of that party

(h)	where the Landlord or the Tenant covenant to do something they shall be deemed to fulfil that obligation if they procure that it is done

(i)	the headings to the clauses schedules and paragraphs and the contents of the lease particulars are provided for convenience only and shall not affect the interpretation of this Lease

(j)	any sum payable by one party to the other shall be exclusive of VAT which shall where it is chargeable be paid in addition to the sum in question at the time when the sum in question is due to be paid

(k)	the attached plans are for identification only

(l)	any relevant perpetuity period shall be eighty years from the date of this Lease and shall apply to any rights granted or reserved over or in respect of anything which is not now in existence

(m)	any reference to a particular plan in this Lease shall be to the relevant named plan so annexed

(n)	any part of the Premises that faces onto any of the Common Parts shall be regarded as an external part of the Premises notwithstanding that such Common Parts may be covered in and “exterior” and “external” shall be construed accordingly

(o)	the rights of the Landlord to have access to the Premises are to be construed as extending to any mortgagee of the Landlord and to all persons properly authorised by them

(p)	unless this Lease states otherwise all sums payable to the Landlord (other than the Basic Rent) are due within 14 days of written demand

1.3 In this Lease:

(a)	Compensation

(Except to the extent that compensation may be payable by law) neither the Tenant nor any undertenant or any occupier of the Premises shall be entitled to any compensation under any Enactment upon Determination or upon leaving the Premises

(b)	Landlord’s Liability

(Except to the extent it may be liable by law) the Landlord shall not be liable to the Tenant or any undertenant or any servant agent licensee or invitee of them by reason of:

(i)	any act neglect default or omission of any of the tenants or owners or occupiers of any adjoining or neighbouring premises (whether within the Estate or not) or of any representative or employee of the Landlord (unless acting within the scope of the express or implied authority of the Landlord) or

(ii)	the defective working stoppage or breakage of or leakage or overflow from any Service Media or Plant which is beyond the reasonable control of the Landlord or

(iii)	the obstruction by others of the Common Parts or the areas over which rights are granted by this Lease

(c)	Alterations

The Landlord shall be entitled to make vary and make alterations to the Estate and the Common Parts and to alter renew or replace any Service Media provided that the Landlord shall ensure that at all times there is available reasonable access and the supply of reasonable services to the Premises

(d)	No Planning Warranty

Nothing in this Lease shall imply or warrant that the Premises may lawfully be used for the Permitted Use

(e)	Covenants

(i)	The Landlord and the Tenant shall not be liable to each other for breach of any covenant in this Lease to the extent that its performance or observance becomes impossible or illegal but subject to the other provisions of this Lease the Term and the Tenant’s liability to pay the Rent shall not cease or be suspended for that reason

(ii)	Without prejudice to the covenants by the Landlord contained in this Lease this Lease does not pass to the Tenant the benefit of or the right to enforce any covenants which now benefit or which may in the future benefit the reversion to this Lease, and the Landlord shall be entitled in its sole discretion to waive vary or release any such covenants

(f)	Notices

Section 196 Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) shall apply to all notices which may need to be served under this Lease

(g)	Disputes

Any dispute arising between the Tenant or any undertenant and any owner or occupier (other that the Landlord) of any Adjoining Property or any other part of the Estate as to any right or privilege or any party or other wall or otherwise shall (except where it relates to a matter of law) be determined on behalf of the Tenant or any undertenant by the Landlord or someone appointed by him and any such decision shall bind the Tenant or any undertenant

(h)	New Tenancy

(i)	This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

(ii)	If the Landlord and the Tenant at any time agree in writing that the Tenant may defer payment of any sums due under this Lease then for the purposes of Section 17 Landlord and Tenant (Covenants) Act 1995 those sums shall be deemed to be due for payment on the deferred date so agreed and not on the earlier date on which they would, but for that agreement, have fallen due

(i)	Proper Law

(i)	This Lease shall be governed by English law and the Tenant and the Guarantor irrevocably submit to the non-exclusive jurisdiction of the English Courts

(ii)	The Landlord (here meaning Prologis UK S.A.R.L. and Prologis UK VII S.A.R.L. and not including any successors in title) authorise and appoint Wragge & Co. of 55 Colmore Row Birmingham B3 2AS (or such other firm of solicitors resident in England or Wales as it may from time to time by written notice to the Tenant substitute) to accept service of all legal process arising out of or connected with this Lease

(j)	Relationship between Prologis UK S.A.R.L. and Prologis VII S.A.R.L.

For so long as the Landlord comprises the First Landlord and Second Landlord then the First Landlord shall have irrevocable authority for and on behalf of the Second Landlord to:

(i)	receive and/or serve notices for the purposes of this Lease

(ii)	receive and deal with any application for Consent for the purposes of this Lease

(iii)	demand and receive all rents and other money due under the Lease and give a valid receipt for such monies

(iv)	issue proceedings or otherwise take steps to enforce the provisions of this Lease

(v)	procure compliance with the Landlord’s covenants in this Lease and the Tenant is hereby authorised to pay the rents and other money due under this Lease to the First Landlord in its sole name

(k)	Agreement for Lease

This Lease is entered into pursuant to an Agreement for Lease

2	Demise and Rent

The Landlord demises the Premises to the Tenant with full title guarantee together with (for the Tenant and those authorised by the Tenant) the Rights reserving to the Landlord the Reservations subject to the Title Matters to hold them to the Tenant for the Term paying as Rent the Basic Rent to be paid yearly (and proportionately for any part of a year) by equal quarterly instalments in advance on the Payment Days (the first payment to be made on the Rent Commencement Date for the period from the Rent Commencement Date to the next Payment Day)

3	Tenant’s Covenants

The Tenant covenants with the Landlord to observe and perform the covenants in schedule 7

4	Landlord’s Covenants

The Landlord covenants with the Tenant to observe and perform the covenants in schedule 8

5	Re-Entry

5.1 “Relevant Event” means when:

(a)	the whole or part of the Rent or any other sums payable under this Lease remain unpaid twenty-one days after becoming due (whether formally demanded or not); or

(b)	any of the Tenant’s covenants in this Lease are not performed or observed; or

(c)	the Tenant or the guarantor of the Tenant (or if there is more than one Tenant or guarantor then if any one of them):

(i)	suffers any distress execution or any other similar process is levied on any goods in the Premises

(ii)	becomes Insolvent

(iii)	dies or is dissolved or is removed from the Register of Companies or otherwise ceases to exist

(d)	any event occurs or proceedings are taken against the Tenant or the Guarantor in any jurisdiction which has an effect equivalent to any of the events mentioned in this clause

5.2 “Insolvent” means:

(a)	in the case of a corporate Tenant or Guarantor if it:

(i)	is the subject of an order made (or a resolution passed) or analogous proceedings are taken for appointing an administrator or liquidator of or winding up such company (save for the purpose of an amalgamation or reconstruction which does not involve or arise out of insolvency) or

(ii)	has an encumbrancer take possession (or any such person exercises any power of sale) or a receiver or administrative receiver is appointed of the whole or any part of the undertaking property assets or revenues of such company or

(iii)	becomes or is deemed to be insolvent or makes a proposal for a voluntary arrangement under Part I of the Insolvency Act 1986 or makes an application under section 425 of the Companies Act 1985

(iv)	is unable to pay its debts within the meaning of section 123 Insolvency Act 1986

(b)	in the case of an individual if such person:

(i)	is the subject of a bankruptcy order or

(ii)	convenes a meeting of his creditors or any of them or enters into any arrangement scheme compromise or moratorium or composition with his creditors (whether pursuant to Part VIII of the Insolvency Act 1986 or otherwise)

(iii)	is the subject of an application or order or appointment under section 253 or section 273 or section 286 of the Insolvency Act 1986 or

(iv)	is unable to pay or has no reasonable prospect of being able to pay his debts within the meaning of sections 267 and 268 of the Insolvency Act 1986

(v)	has a receiver appointed

5.3 If any Relevant Event shall occur then the Landlord may at any time (and notwithstanding any waiver of any previous right of re-entry) re-enter the Premises (or any part in the name of the whole) whereupon this Lease shall immediately determine (but without prejudice to any other rights or powers of the Landlord in respect of any previous breach of this Lease)

IN WITNESS of which the parties have executed this Lease as their Deed on the date above written

Schedule 1

The Premises

The whole of the land and buildings at Green Lane Hounslow known as Unit B and which is edged red on the Plan including (for the avoidance of doubt):

1. all Service Media exclusively serving the Premises up to the point of connection with the common or public system

2. all Landlord’s fixtures and fittings

3. all improvements alterations and additions

Schedule 2

The Rights

1	Access

The right of access to the Premises:

1.1 at all times on foot only over the footpaths and other pedestrian parts designed for this purpose forming part of the Common Parts

1.2 at all times with or without appropriate vehicles over the roadways designed for this purpose forming part of the Common Parts for all proper purposes in connection with the use and occupation of the Premises

2	Common Parts

The right at all times to use the Common Parts for the purpose and in the manner for which they are designed

3	Service Media

The right to use for the free passage and running of water, sewerage, gas, electricity, telephones and other services or supplies from and to the Premises in and through the Service Media for the benefit of the Premises which now or within the Perpetuity Period are or may be in or over or under the Estate

4	Estate Sign Board

The right to display the name and business of the Tenant and all other authorised occupiers of the Premises on the sign boards serving the Estate and which sign boards shall be sufficient to enable those visiting the Premises to locate them

Schedule 3

The Reservations

1	Works

The right to carry out works to the Estate or to any Adjoining Property and to use them in whatever manner may be desired and to consent to others doing so whether or not in each case the access of light and air to the Premises shall be affected

2	Services

The right to the free passage and running of water sewage gas electricity telephones and other services or supplies from and to any other parts of the Estate and any Adjoining Property in and through the Service Media which now are or may during the Term be in on over or under the Premises

3	Service Media

The right to construct install affix and to maintain in on over or under the Premises at any time during the Term any Service Media for the benefit of any part of the Estate or any Adjoining Property

4	Access

The right at reasonable times and following reasonable prior written notice to the Tenant (and without notice in emergency) to enter (or in the case of emergency to break and enter) and remain on the Premises with or without workmen tools appliances scaffolding and materials for the purposes of:

(a)	inspecting cleaning altering repairing maintaining renewing demolishing or rebuilding any part of the Estate or any Adjoining Property

(b)	complying with the Landlord’s obligations under this Lease or with any other Legal Obligation of the Landlord

(c)	inspecting the condition and state of repair of the Premises

(d)	taking schedules or inventories of fixtures and fittings and other items to be yielded up on the expiry of the Term

(e)	exercising any of the rights granted to the Landlord under this Lease

(f)	remedying any breach of the Tenant’s obligations under this Lease (in the manner permitted by this Lease)

(g)	carrying out any inspection of the Premises prior to any review of the Basic Rent pursuant to the provisions of schedule 5 or to comply with the requirements of the Insurers (whether for valuation purposes or otherwise)

(h)	affixing on the exterior of the Premises notices for the sale of the Landlord’s interest in the Premises or (in the last year of the Term) the reletting of the Premises (so long as such notices do not create a material obstruction to the access of light and air to the Premises) and to view the Premises with prospective purchasers and tenant the person entering causing as little damage and inconvenience as reasonably possible and making good at its expense any damage caused to the Premises by such entry to the Tenant’s reasonable satisfaction

5	Support

The rights of light air support protection shelter and all other easements and rights now or at any time during the Term belonging to or enjoyed by any other parts of the Estate or any Adjoining Property

6	Light

The right at any time to alter the layout of the Estate or any Adjoining Property and to erect build rebuild and/or alter as the Landlord may think fit any buildings within or on the Estate or any Adjoining Property notwithstanding that the same may obstruct affect or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises and the right to build into the Premises and to affix lights signs and other things (and wires and cables leading to the same) on the exterior of the Premises

Provided that these rights are reserved for the Landlord and all others from time to time properly authorised by the Landlord or otherwise entitled and without any liability (save where damage is caused to the Premises in the exercise of these rights) to pay compensation but provided further that:

(a)	the Landlord shall ensure that any person exercising such right does so in a proper manner so as to cause as little damage as reasonably possible

(b)	that all damage is made good as soon as reasonably practicable

(c)	that at no time shall the use and occupation of the Premises be substantially prevented and

(d)	(during the period while Guardian IT plc is the Tenant under this Lease only) that save in case of emergency or persistent breaches by the Tenant of the tenant’s covenants contained in this Lease access shall at all times be permitted only in the company of an employee of the Tenant

Schedule 4

Title Matters

The matters (other than in any relation to financial charges) contained or referred to in the registers of title number AGL63531 and AGL63917 as varied by the Deed of Grant.

Schedule 5

Rent Review

1	Definitions

1.1 “Assumptions” means the following whether or not the same are facts:

(a)	all the Tenant’s covenants contained in this Lease have been complied with

(b)	if the Premises or any access or essential services to them have been destroyed or damaged by the Insured Risks (as defined in Schedule 6) they have been fully restored

(c)	the Premises comply with all Legal Obligations and all consents and licences required are in force and the willing tenant may lawfully use the Premises for the purposes permitted by this Lease and for any other purpose to which the Landlord has given its consent

(d)	the willing tenant has received whatever Rent Allowances may at the time be usual for the purposes of its fitting out

(e)	the Premises have an Internal Area of 110,962 square feet (10,308.70 square metres)

1.2 “Disregards” means the following whether or not the same are facts:

(a)	any effect on rent of the fact that the Tenant any undertenant or any of their respective predecessors in title has been or is in occupation of the Premises

(b)	any goodwill attached to the Premises by reason of the carrying on of the business of the Tenant any undertenant or their respective predecessors in title

(c)	any effect on rent of any improvement to the Premises which:

was carried out by and at the expense of the Tenant or a permitted undertenant or any of their respective predecessors in title (whether or not before or after the commencement of the Term); and

was not carried out pursuant to an obligation to the Landlord or its predecessors in title; and

was carried out with the consent of the Landlord (where required under this Lease);

work carried out to the Premises by the Tenant or a permitted Tenant or other occupier of the Premises which diminishes the rental of the Premises at the relevant Review Date enant’s Works (as defined in the agreement for the grant of this il Term” means a term of 10 years (or the residue of the Term the relevant Review Date if longer) commencing on the relevant nt” means the annual rent which might reasonably be expected to be view Lease after:

:piry or payment of any Rent Allowance ig the Assumptions

ing for the Disregards

means the President from time to time of the Royal Institution of irveyors or any person authorised at the relevant time to act on his

1.6 “Provisional Award” means an award made pursuant to paragraph 8 which declares that in the opinion of the Rent Review Surveyor the Market Rent at the relevant Review Date is not less than the rent specified in the Provisional Award

1.7 “Rent Allowance” means any rent free period or period of reduced or concessionary rent or any capital payment or other inducement which might be given or allowed to the willing tenant (or reasonably expected to be given or allowed) to reflect the period reasonably required by the willing tenant to fit out the Premises in accordance with open market practice current at the relevant Review Date

1.8 “Rent Restrictions” means any Enactment which restricts the right of the Landlord to review the Basic Rent or to recover any rent or other sums under this Lease

1.9 “Rent Review Surveyor” means the person appointed under paragraphs 4 or 7 to the Basic Rent on a Review Date

1.10 “Review Date” means 24 June 2005 and the same day and month in every 5th year after that date and any date on which any Rent Restrictions in force on a previous Review Date are repealed or modified so as to be less restrictive (and “relevant Review Date” shall be construed accordingly)

1.11 “Review Lease” means a lease granted

(a)	in the open market

(b)	by a willing landlord to a willing tenant

(c)	on the relevant Review Date

(d)	with vacant possession of the whole of the Premises

(e)	without the willing landlord receiving a fine or premium

(f)	for the Hypothetical Term

(g)	upon the same terms as this Lease (including the provisions for rent review) but not:

(i)	the amount of the Basic Rent

(ii)	any Rent Allowance given to the Tenant in relation to this Lease

2	Rent Review

On each Review Date the Basic Rent shall be reviewed and the Basic Rent payable until the next Review Date shall be the highest of

(a)	the Basic Rent payable immediately before the relevant Review Date (ignoring for this purpose any rent cesser under paragraph 5 of schedule 6 then current); and

(b)	the Market Rent on the relevant Review Date

3	Failure to Agree

The Landlord and the Tenant shall seek to agree the Market Rent payable from each Review Date but if they have not agreed it by the date three months before the relevant Review Date then either party may require the matter to be determined by the Rent Review Surveyor

4	Rent Review Surveyor

The Rent Review Surveyor shall be an independent professionally qualified chartered surveyor or valuer experienced in valuing and leasing property similar to the Premises of a similar nature in the area in which they are situate and shall be previously agreed upon between the Landlord and the Tenant or (in the absence of such agreement prior to the date one month before the relevant Review Date) nominated on the application of either the Landlord or the Tenant by the President

5	Arbitrator

The Rent Review Surveyor shall act as an independent expert and shall

(a)	allow the parties a reasonable opportunity of making one set of written representations and one set of written counter-representations to him and

(b)	take those representations and counter-representations into account and

(c)	give written reasons for his determination

Provided that if the Rent Review Surveyor dies or becomes unwilling to act or becomes incapable of acting the President may upon the application of either the Landlord or the Tenant discharge him and appoint another Rent Review Surveyor to act in his place and in the same capacity (and this shall be repeated as many times as the circumstances may require)

6	Costs

The award of the Rent Review Surveyor shall be binding on the parties and the costs of the reference to him and of his determination (including his own fees and expenses and the legal and other costs of the parties) shall lie in his award (and failing such award his costs should be borne equally by the parties who shall each bear their own costs)

7	Interim Provisions

If for any reason the Market Rent is not agreed or determined until after the relevant Review Date the Tenant shall continue to pay the Basic Rent at the rate applicable immediately before that date (or at the rate provided for by any Provisional Award) and on the day 14 days after the day on which the Market Rent is finally agreed or determined the Tenant shall pay the amount of any increase for the period from and including the relevant Review Date up to the Payment Day following that agreement or determination together with interest at 4% below the Interest Rate on each part of that payment for the period on and from the date on which that part would have been payable had the Market Rent been agreed before the Review Date up to the date on which payment was due

8	Memorandum of Review

Within twenty-eight days of the Market Rent being agreed or determined a memorandum recording the increased Basic Rent (or the fact that there is no increase) shall be executed by the parties at their own cost and attached to this Lease and the counterpart but that memorandum shall be regarded as evidential only and its absence shall not affect the liability of the Tenant to pay any increased Basic Rent

9	Time not of the Essence

Time is not of the essence in this schedule

Schedule 6

Insurance

1	Definitions

1.1 “Insurance Charge” means the reasonable cost to the Landlord of effecting or procuring and maintaining the Insurance Policy

1.2 “Insurance Policy” means the insurance policy or policies maintained by the Landlord covering the insurances taken out pursuant to paragraph 2. 1

1.3 “Insured Risks” means any of the following:

fire storm tempest lightning explosion riot civil commotion malicious damage impact flood bursting or overflowing of water tanks burst pipes discharge from sprinklers aircraft and other aerial devices or articles dropped from them (other than war risks) earthquake landslip heave subsidence damage caused by Terrorist Activity or such other risks as the Landlord may from time to time reasonably require to be covered

1.4 “Insurers” means the underwriters or insurance office with whom the Insurance Policy is effected as determined by the Landlord from time to time

1.5 “Loss of Rent” means loss of all Basic Rent and Service Charge due under this Lease due to damage or destruction by any of the Insured Risks for a maximum period of three years having regard to potential increases in those as a result of rent reviews or other matters which may occur

1.6 “Terrorist Activity” means any act of any person or persons acting solely or on behalf of or in connection with any organisation (including any association or combination of person) which carries out activities directed towards

(a)	the overthrowing of or influencing by force or violence of Her Majesty’s Government in the United Kingdom or any other government de jure or de facto

(b)	the intimidation or persecution of by targeting force or violence against any section of the community or a class of persons

2	Landlord’s Provisions

2.1 The Landlord shall effect and maintain the following insurances with the Insurers:

(a)	insurance against damage or destruction by the Insured Risks in a sum equal to the full reinstatement cost of the Premises including:

(i)	the cost of demolition shoring up and site clearance

(ii)	all architects’ surveyors’ and other professional fees and incidental expenses in connection with reinstatement

(iii)	VAT on those amounts to the extent applicable and to the extent that the Landlord may not be able to recover the same from HM Customs & Excise

(b)	third party property owners and public liability insurance

(c)	insurance against liability under the Defective Premises Act 1972 (and any other Enactment in respect of which the Landlord requires insurance)

(d)	Loss of Rent

2.2 The Landlord shall not be obliged to insure under paragraph 2.1 if and to the extent that:

(a)	insurance is not generally available in the London insurance market at a reasonable cost or

(b)	any normal excess exclusion or limitation imposed by the Insurers applies or

(c)	the Insurance Policy has become void or voidable by reason of any act neglect or default of the Tenant or any undertenant or any predecessor in title of either of them or any employee servant agent licensee or invitee of any of them (and the Tenant has not made good any moneys withheld) or

(d)	the Tenant has failed to comply with paragraph 4.4(e)

and to that extent if any damage occurs by a risk which would otherwise be an Insured Risk but which is not actually insured against as a result of any of the above matters the same shall not be treated as an Insured Risk

2.3 The Landlord will whenever reasonably requested by the Tenant produce a copy or full details of the Insurance Policy and evidence that it is in force

2.4 The Landlord will use all reasonable endeavours to have the interest of the Tenant noted on the Insurance Policy but such obligation shall be deemed to be satisfied if the Insurance Policy contains a general provision deeming tenants’ interests to be noted

2.5 The Landlord will notify the Tenant in writing of any change in the Insurance Policy from time to time which is material to the Tenant

2.6 If the Landlord receives any commissions or other benefits for effecting or maintaining the Insurance Policy it shall not be obliged to pass the benefit of them on to the Tenant

3	Reinstatement

3.1 If the Premises is destroyed or damaged by the Insured Risks then subject to paragraph 7.1 the Landlord will use all reasonable endeavours to obtain all Necessary Consents required to reinstate the same as soon as reasonably practicable and if these are obtained and subject to them remaining in force the Landlord will apply the insurance moneys received under the Insurance Policy in reinstating the damage as soon as reasonably possible and will (to the extent that the sums are insufficient as a result of the Landlord’s own act neglect or default) make up the shortfall out of its own resources

3.2 The Premises need not be reinstated under paragraph 3.1 to the same state appearance or layout as before with the same materials used in its original construction but following any reinstatement the Premises shall be equally commodious and shall enjoy substantially the same rights and amenities as before

3.3 In the event the Landlord is unable to carry out the reinstatement of the Premises for any reason beyond its control it shall not be under any continuing obligation to do so and shall be entitled to retain for its own benefit all insurance moneys received or receivable under the Insurance Policy

4	Tenant’s Provisions

4.1 The Tenant shall pay the Insurance Charge to the Landlord within 14 days of written demand

4.2 The Tenant shall pay to the Landlord within 14 days of written demand

(a)	any normal and proper excess which the Landlord is required to bear under any Insurance Policy which is applicable to the Premises

(b)	the reasonable and proper costs incurred by the Landlord in valuing the Premises for insurance purposes at reasonable intervals (but no more frequently than once every 2 years);

4.3 The Tenant covenants with the Landlord

(a)	not to do or fail to do anything which shall or may cause the Insurance Policy to be or become void or voidable or increase the premiums payable under it (and will pay on written demand the whole of any increase in any premium arising from a breach of this provision)

(b)	not to insure or maintain insurance of the Premises against any of the Insured Risks

(c)	to notify the Landlord of the incidence of any Insured Risk or any other matter which ought reasonably to be notified to the Insurers including disclosing any conviction judgement or finding of any Authority relating to the Tenant or any director or other officer or major shareholder of the Tenant of such a nature as to be likely to affect the decision of the Insurers to put the Insurance Policy in place or renew it

(d)	to comply with all the conditions of the Insurance Policy and all proper requirements of the Insurers notified to the Tenant in writing

(e)	to notify the Landlord in writing of the value of any alterations additions or improvements which the Tenant or any undertenant proposes to make which may become landlord’s fixtures (so as to enable the Landlord to arrange adequate cover for them) before those works are commenced

(f)	to insure its own public and employer’s liability in respect of the Premises and provide the Landlord with reasonable evidence that the same is in force whenever reasonably requested to do so

(g)	to effect and maintain insurance of any plate glass comprised in the Premises against breakage in the full replacement cost of that plate glass and to produce to the Landlord on demand the policy of insurance and the receipt for the premium

(h)	(in the event of breakage of or damage to the plate glass) to replace the plate glass immediately at its own cost

5	Rent Cesser

If the Premises are damaged or destroyed by any of the Insured Risks such that the Premises are unfit for occupation and use or incapable of reasonable access then (unless paragraph 6 applies) the Basic Rent and the Service Charge or a fair proportion according to the nature and extent of the damage in question shall be suspended until the earlier of:

(a)	the date 3 years after the date of such damage or destruction and

(b)	the date on which the Premises are again fit for occupation and use or capable reasonable access

Provided that the Tenant shall be entitled to be repaid any sums previously paid in advance to the Landlord to which the Loss of Rent insurance applies when such insurance moneys are received by the Landlord

6	Vitiation of Insurance

6.1 If the insurance money under the Insurance Policy is wholly or partly irrecoverable by reason of any act neglect or default of the Tenant or any undertenant or any predecessor in title of either of them or any employee servant agent licensee or invitee of any of them or where the sum insured is inadequate as a result of a breach by the Tenant of paragraph 4.3 (e) then the

Tenant will (before the Landlord becomes obliged under paragraph 3.1 to endeavour to obtain all Necessary Consents for reinstatement or to begin reinstatement) pay to the Landlord the irrecoverable amount or the amount of such shortfall as the case may be

6.2 In addition to any sum payable under paragraph 6.1 the Tenant shall pay interest at the Interest Rate on the relevant sum from the date on which that sum is due to the date of payment

7	Determination

7.1 If paragraph 3.3 applies or if at any time during the last 3 years of the Term the Premises is destroyed or damaged by any of the Insured Risks such that the Premises are unfit for beneficial occupation and use or incapable of reasonable access and if the Landlord does not wish to reinstate the damage then the Landlord may determine this Lease by giving not less than three months notice at any time within six months after such damage or destruction occurring

7.2 If the Premises is otherwise destroyed or damaged by any of the Insured Risks such that the Premises are unfit for occupation and use or incapable of reasonable access and if the Premises are not made fit for occupation and use or capable of reasonable access within 2 years 11 months after that destruction or damage occurs then either the Landlord or the Tenant may by one months’ written notice to the other served at any time after that date (but before the Premises are again fit for occupation and use) determine this Lease

7.3 If notice is served pursuant to paragraph 7.1 or 7.2 then upon such notice expiring: (a) this Lease shall forthwith determine but the determination shall be without prejudice to any right of action of either party in respect of any previous breach of this Lease by the other or to any obligation of the Tenant under paragraphs 4.3 or 6 (and any sums payable under those paragraphs shall be paid on determination if they have not already become payable) and (b) all moneys payable under the Insurance Policy or by the Tenant under paragraphs 4.3 or 6 shall be paid to and belong to the Landlord absolutely

8	Arbitration

Any dispute under paragraphs 5 6 or 7 shall be referred to the judgement of an arbitrator who shall be appointed and act pursuant to the provisions of the Arbitration Act 1996

Schedule 7

Tenant’s Covenants

Part I

Financial Provisions

1	Payment of Rents

1.1 To pay the Rent and all other sums due under this Lease in pounds sterling at the times and in the manner required by this Lease and without deduction or set-off whether legal or equitable

1.2 To pay the Basic Rent by banker’s standing order or direct debit if required by the Landlord

1.3 To pay the Service Charge within 14 days after written demand

2	To pay Outgoings

2.1 To pay and discharge all Outgoings relating to the Premises at the times when they become due

2.2 If at any time the Premises are not separately assessed for any Outgoings the Tenant shall pay to the Landlord within 14 days of written demand a fair proportion of any assessment which includes the Premises

2.3 Not without Consent (which shall not be unreasonably withheld or delayed) make any claim for relief in respect of any Outgoings where to do so might prejudice the Landlord’s own actual or potential entitlement to relief then or in the future

3	Costs

The Tenant shall pay to the Landlord within 14 days of demand on a full indemnity basis all costs expenses and liabilities properly incurred by the Landlord as a result of or in connection with:

(a)	any application for the Consent under this Lease whether or not Consent is refused (on lawful grounds) or the application is withdrawn unless Consent is unlawfully refused or offered subject to unlawful condition

(b)	the preparation and service of any notice under section 146 or 147 Law of Property Act 1925 notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court

(c)	the preparation service and enforcement of any notice under paragraph 5 of Part II of this schedule or any schedule of dilapidations served during the Term or within three months after Determination

4	VAT

4.1 Any sum payable under this Lease by the Tenant to the Landlord shall be treated as exclusive of VAT and the Tenant shall (subject to the provision of a VAT invoice) on the same date pay any VAT properly chargeable in respect of such sum or consideration

4.2 Where the Tenant is obliged to pay or reimburse any expenditure incurred by the Landlord under this Lease the Tenant shall pay an amount equal to the VAT on that expenditure which the Landlord cannot recover as an input

5	Interest

5.1 If any sum due under this Lease is not paid on the due date (whether or not demanded in the case of the Basic Rent) the sum in question shall carry interest (before or after any Court Order) at the Interest Rate for the period from the date on which it became due until the date of actual payment and that interest shall be paid by the Tenant on written demand

5.2 If the Landlord refuses to accept the Basic Rent’ or any other sum due under this Lease because a Relevant Event has occurred and the Landlord does not wish to waive its rights under clause 5 (and reasonably believes there is a risk of such waiver) then such unpaid sums shall nevertheless bear interest under paragraph 5.1 of this schedule until the date the sum in question is accepted

6	Indemnities

6.1 To be responsible for and keep the Landlord fully indemnified against all damage damages costs expenses actions demands proceedings claims taxes levies or charges and liabilities made against or suffered by the Landlord caused by or in any way arising out of:

(a)	any act omission or negligence of the Tenant or any person at the Premises or in the Estate expressly or impliedly with the Tenant’s authority; or

(b)	any breach or non-observance by the Tenant of the covenants conditions or other provisions in this Lease

(c)	injury to any persons (including officers or servants of the Landlord) the infringement disturbance or destruction of any right easement or privilege and damage to property (moveable or immovable) caused by or in any way arising out of the condition or use of the Premises or anything kept within the same or the carrying out of any work to the Premises including any matters arising in respect of section 4 of the Defective Premises Act 1972

(d)	the Tenant’s use or development of the Premises

Provided that the Landlord shall use all reasonable endeavours to mitigate its liability in respect of the same

6.2 If any payment made by the Tenant to the Landlord under this Lease by way of indemnity or on an indemnity basis (“the initial payment”) is taxable in the Landlord’s hands the sum payable shall be increased so that after payment of the tax on it the Landlord retains a net sum equal to the initial payment

7	To Remedy Breaches

The Tenant shall remedy any breach of its obligations under this Lease within such reasonable period as the Landlord may specify provided that if the Tenant shall fail to comply with such notice the Landlord may:

(a)	enter the Premises (if necessary) and remedy the breach itself

(b)	recover the cost of so doing on written demand as a debt from the Tenant

Part II

Repairs Alterations and Decoration

1	Repair

1.1 To keep the Premises in good and substantial repair and condition

1.2 To keep all parts of the Premises not built upon and any landscaped areas in a good and clean condition appropriately surfaced free from weeds properly cultivated planted mown and preserved in accordance with the standards of good estate management

1.3 To keep all Landlord’s fixtures and fittings and the Service Media exclusively serving the Premises properly maintained and in good working order and condition

2	Decoration

2.1 In this paragraph “Decorate” means to carry out in a good and workmanlike manner and to a standard in keeping with modem practice the preparation and decoration with good quality paint or other appropriate treatment or preservative and/or the cleaning and washing down re-pointing and reinstating of all tiles and finishes of the Premises and/or the papering and plastering of areas so decorated and “Decoration” and “Redecorate” shall be construed accordingly

2.2 To Decorate or Redecorate the interior of the Premises (as the case may be) every 7 years and also in the last three months of the Term (having on the last occasion first obtained Consent to the colour scheme which Consent shall not be unreasonably withheld or delayed) provided that the Tenant shall not be obliged to Decorate or Redecorate the Premises more than once in any period of two years

2.3 To Decorate or Redecorate the exterior of the Premises every 4 years and also in the last three months of the Term provided that the Tenant shall not be obliged to Decorate or Redecorate the Premises more than once in any period of two years

2.4 Not to decorate the exterior of the Premises in the last three months of the Term except in accordance with a colour scheme for which the Landlord has given Consent (not to be unreasonably withheld or delayed)

3	Insured Risk

Paragraphs 1 and 2 shall not apply to the extent that any lack of repair or Decoration is caused by damage by an Insured Risk (unless paragraph 6 of this part of schedule 5 applies)

4	Cleaning

To keep the Premises (and its curtilage) and the Tenant’s fixtures and fittings in a clean and tidy condition free from rubbish and other articles

5	Tenant’s Breach

5.1 If the Tenant is in breach of any of paragraphs 1-4 then in addition to any other rights which the Landlord may have:

(a)	the Landlord may serve on the Tenant written notice specifying the breach in question and

(b)	the Tenant shall as soon as practicable after receipt of that notice and in any event within two months (or sooner in emergency) commence and proceed with all due speed to remedy the breach and

(c)	if the Tenant fails to comply with paragraph 5.1(b) the Landlord may enter the Premises and carry out the relevant work and all costs incurred by the Landlord in so doing shall be a debt from the Tenant to the Landlord which the Tenant shall pay on written demand

5.2 The Tenant shall give written notice to the Landlord immediately on becoming aware of:

(a)	any damage to or destruction of the Premises or the Estate or

(b)	any defect or want of repair in the Premises or the Estate (including without limitation any relevant defect within the meaning of section 4 Defective Premises Act 1972) which the Landlord is liable to repair under this Lease or which the Landlord is or may be liable to repair under common law or by virtue of any Enactment

6	Yielding up on Determination

6.1 On Determination the Tenant shall yield up the Premises to the Landlord with vacant possession in a state of repair condition and decoration which is consistent with the proper performance of the Tenant’s covenants in this Lease

6.2 If at Determination the Tenant leaves any fixtures fittings or other items in the Premises the Landlord may treat them as having been abandoned and may remove destroy or dispose of them as the Landlord wishes and the Tenant shall pay to the Landlord on written demand the cost of this and indemnify the Landlord against any and all resulting liability

6.3 Immediately before the end of the Term if and to the extent required by the Landlord (but not otherwise) the Tenant shall:

(a)	reinstate all alterations additions or improvements made to the Premises at any time during the Term (or pursuant to any agreement for lease made before the start of the Term) and where this involves the disconnection of Service Media or Plant the Tenant shall ensure that the disconnection is carried out properly and safely and that the Service Media and Plant suitably sealed off or capped and left in a safe condition

(b)	replace any of the Landlord’s fixtures and fittings which shall be missing damaged beyond repair or destroyed with new items of at least equal type and quality (or at the Landlord’s option pay to the Landlord the cost of replacing them)

(c)	remove from the Premises any Sign of the Tenant or any occupier of the Premises Provided that the Tenant shall be entitled to remove all tenants and trade fixtures and fittings

6.4 The Tenant shall make good any damage caused in complying with paragraph 6.3

7.	Alterations

7.1 The Tenant shall make no alteration addition or improvement to the Premises whether structural or otherwise except as expressly permitted under paragraph 7.2

7.2 The Tenant may carry out alterations additions or improvements to the interior of the Premises which do not affect the exterior or the appearance of the Premises and which do not affect the Main Structure of the Premises and also carry out the Permitted Alterations where:

(a)	the Tenant has submitted to the Landlord detailed plans and specifications showing the proposed works and their location

(b)	the Tenant has given to the Landlord such covenants relating to the carrying out of the proposed works as the Landlord may reasonably require

(c)	the Tenant has (if reasonably required by the Landlord) provided the Landlord with suitable security which will allow the Landlord to carry out and complete or reinstate the proposed works if the Tenant fails to do so and

(d)	the Tenant has obtained Consent to the works (which shall not be unreasonably withheld or delayed)

(e)	in the case of the Permitted Alterations that they do not affect the structural integrity of the Building or affect any warranties or guarantees which have been given to the Landlord concerning the Main Structure of the Building

Provided that the Tenant may without consent install alter the position of and remove internal partitioning which does not affect the Main Structure on condition that the Tenant provides to the Landlord adequate details (including copies of drawings) of any such works.

7.3 In carrying out any work for which the Landlord has given Consent under paragraph 7.2 the Tenant shall:

(a)	comply in all respects with all Necessary Consents relating to those works

(b)	comply with the requirements of the Insurers

(c)	comply with the reasonable requirements of the Landlord and permit it at reasonable times after reasonable prior notice to enter the Premises for the purpose of inspecting the progress of those works

(d)	not overload the Service Media

(e)	carry out the same in a good and workmanlike manner with good quality materials

7.4 To the extent that any works undertaken by or on behalf of the Tenant fall within the scope of the CDM Regulations the Tenant shall:

7.5 warrant to the Landlord that it is the only client for such works

7.6 supply a copy of the Health and Safety Manual prepared for the purposes of the CDM Regulations within one month of the relevant works being completed

8	Signs

8.1 Unless permitted by paragraph 8.2 the Tenant shall not fix or display in or on the Premises any flag advertisement poster billboard or Sign

8.2 The Landlord shall not unreasonably withhold or delay Consent under paragraph 8.1 to the placing on the entrance to the Premises a reasonable sized non-illuminated non-moving Sign specifying the name of the Tenant or its trading name or any permitted undertenant or occupier and the business or businesses carried on at the Premises

Part III

User Provisions

1	Use

1.1 The Tenant may not use the Premises other than for the Permitted Use

1.2 The Tenant shall not use the Premises:

(a)	for any purpose or activity which is illegal immoral noisy noxious dangerous or offensive or for the burning or incineration of waste or rubbish

(b)	as a sex shop a betting office for an auction public religious or political meeting or for gambling

(c)	in a way which may be or become a nuisance to or cause damage or annoyance to the Landlord or any other person or any property

(d)	in a way which might be harmful to the Premises or the Estate

(e)	in a way which may result in the disapplication of the Landlord’s election to waive exemption in respect of the Premises under paragraph 2(1) of Schedule 10 to the Value Added Tax Act 1994

(f)	for the purpose or residing or sleeping

2	Regulations

2.1 The Tenant shall use all reasonable endeavours to procure that all occupiers of and visitors to the Premises shall:

(a)	ensure that no electrical or other equipment shall be installed in the Premises that causes electrical or other interference to television radio telecommunications or other equipment outside the Premises

(b)	dispose of rubbish in suitable containers and in the manner reasonably required by the Landlord and not to store deposit or exhibit any goods articles or rubbish so that the same may be visible from outside the Premises

(c)	ensure that no sound from loudspeakers or other artificially generated noise or flashing lights which can be heard or be visible outside the Premises shall be created within the Premises or that any machinery is used which may cause vibration to be felt outside the Premises or which may damage the Main Structure

(d)	maintain to the reasonable satisfaction of the Landlord and the Insurers adequate fire prevention apparatus upon the Premises and shall from time to time remove from the Premises all waste and inflammable material as quickly as possible

(e)	ensure the Premises are locked or otherwise secured when not in use

(f)	not obstruct the Common Parts

3	Legal Obligations and Necessary Consents

3.1 The Tenant shall comply with all Legal Obligations insofar as the same relate to the Premises and its use

3.2 Where the Tenant receives from an Authority any formal notice relating to the Premises (whether or not the notice is of a Legal Obligation) it shall as soon as practicable send a copy to the Landlord and if reasonably requested by the Landlord to make or join in making such objections representations or appeals in respect of it as the Landlord may reasonably require

3.3 Not to do in or near the Premises any act or thing by reason of which the Landlord may under any Legal Obligation incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses

3.4 Where any Legal Obligation requires the carrying out of works to the Premises the Tenant shall (to the extent required by this Lease) apply for Consent and any Necessary Consents to carry out the works and after obtaining them the Tenant shall carry out the works to the reasonable satisfaction of the Landlord

3.5 Where the Legal Obligation requires the carrying out of works both on the Premises and any other property the Landlord may carry out those works and the Tenant shall pay to the Landlord within 14 days of written demand a fair and reasonable proportion of the proper cost of those works which relate to the Premises and a fair proportion of any incidental fees and expenses

3.6 Before doing anything at the Premises which requires any Necessary Consents (and whether or not the Landlord shall have issued its Consent to that matter under the other provisions of this Lease) the Tenant shall:

(a)	obtain all Necessary Consents for the purpose; and

(b)	produce copies of all Necessary Consents (and its applications for the same) to the Landlord; and

(c)	obtain the approval of the Landlord (which shall not be unreasonably withheld or delayed) to the Necessary Consents and the implementation of them

Provided that the Tenant shall not without Consent (not to be unreasonably withheld or delayed) make or alter any application for any Necessary Consent

3.7 Where any Necessary Consent implemented by the Tenant or any undertenant or permitted occupier of the Premises requires works to be carried out by a date subsequent to the end of the Term the Tenant shall ensure that those works are completed before Determination

3.8 If the Tenant receives or is entitled to receive any statutory compensation in relation to the Lease (other than from the Landlord) and if Determination occurs otherwise than by effluxion of time the Tenant shall upon Determination pay to the Landlord a fair and reasonable proportion of that compensation

4	Service Media

4.1 The Tenant shall not use the Service Media:

(a)	for any purpose other than that for which they are designed or

(b)	so as to exceed the capacity for which they are designed (having regard that such use may be shared with other occupiers of the Estate or Adjoining Property)

4.2 The Tenant will keep clean and free from obstruction all Service Media serving the Premises and not to allow any Hazardous Material to be discharged through the same

5	Overloading and Damage

5.1 The Tenant shall not overload any part of the Premises by bringing into the Premises or allowing to remain there any safe or other heavy article that may damage any part of the Main Structure of the Premises

5.2 The Tenant shall not without Consent (not to be unreasonably withheld or, delayed) suspend anything from any wall or ceiling in the Premises (provided that in considering whether to give Consent the Landlord may if it is reasonable to do so consult with an appropriately qualified engineer whose reasonable costs shall be paid by the Tenant within 14 days of demand)

5.3 The Tenant shall not do anything on the Premises which would or might remove support from or endanger any Adjoining Property or any part of the Estate

6	Rights and Easements

6.1 The Tenant shall not grant to any third party any rights of any nature over the Premises

6.2 The Tenant shall use all reasonable endeavours to preserve all easements and rights currently enjoyed by the Premises and in particular (without limitation) will not obstruct any of the windows of the Premises

6.3 The Tenant shall not do or omit to do anything whereby any right of prescription may arise against the Landlord

7	Entry by Landlord

7.1 At reasonable times following reasonable prior written notice (except in emergency when no notice need be given) the Tenant shall permit the Landlord and those authorised by it at all times to enter (and remain unobstructed on) the Premises for the purpose of exercising any of the rights reserved by this Lease in schedule 3 or otherwise

7.2 The Tenant shall use its reasonable endeavours to procure that an employee of the Tenant is available to accompany the Landlord or anyone authorised by the Landlord as envisaged in the proviso at the end of Schedule 3 and this obligation shall only relate to the period during which Guardian IT plc is Tenant of this Lease

7.3 The Tenant shall upon request supply the Landlord with telephone numbers via which at least two keyholders of the Premises can be contacted at any time in the case of emergency

8	Title Matters

The Tenant shall observe and perform all covenants in respect of the Premises arising from the Title Matters insofar as the same affect the Premises and are capable of being enforced

9	Pollution

The Tenant covenants:

9.1 to ensure that all operations of the Tenant comply with all applicable Environmental Laws

9.2 to obtain all permits licences and approvals required by any Environmental Laws or by any laws governing health and safety which are necessary to conduct the Tenant’s business operations and to ensure that all such permits licenses and approvals remain in full force and effect and that the Tenant complies with all terms and conditions of such permits licences and approvals

9.3 to file all reports records or notices required under any applicable Environmental Laws including any relating to any Release creation treatment storage disposal or other handling of Hazardous Material

9.4 to take all proper and reasonable measures to avoid either directly or indirectly any Release of Hazardous Material into or any contamination or pollution of the Environment or the Premises

9.5 at all times throughout the Term (and at the end of the Term) to carry out any Remedial Action which may be required as a result of any notice served by any Authority as a result of any breach by the Tenant of its obligations under this paragraph

Part IV

Dealings with the Premises

1	General Prohibition

Except where permitted by this Lease the Tenant shall not assign underlet charge part with or share possession or occupation of all or any part of the Premises in any way nor hold the Premises on trust or as the agent for any other person

2	Charges

The Landlord shall not unreasonably withhold or delay Consent to an application by the Tenant to grant a legal charge of the whole of the Premises to a bona fide and reputable financial institution

3	Assignments of the Whole

3.1 The Landlord shall not unreasonably withhold or delay Consent to an application by the Tenant to assign the whole of the Premises

3.2 The Landlord and the Tenant agree for the purposes of section 19(1A) Landlord and Tenant Act 1927 (and without limiting the Landlord’s ability to withhold Consent where it is otherwise reasonable to do so or to impose other reasonable conditions) that the Landlord may withhold Consent if:

(a)	in the reasonable opinion of the Landlord the prospective assignee is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this Lease or

(b)	the prospective assignee (being a body corporate) is incorporated outside the United Kingdom (unless each of its proposed guarantors (if any) are all corporate bodies incorporated within the United Kingdom)

3.3 The Landlord and the Tenant agree for the purposes of section 19(1A) Landlord and Tenant Act 1927 that the Landlord may give its consent subject to all or any of the following conditions (in addition to any other reasonable conditions of the Landlord as the circumstances may require):

(a)	any Consent to any proposed assignment shall be given in the form of the Licence to Assign the counterpart of which shall be executed by:

(i)	the Tenant

(ii)	the Guarantor of the assigning Tenant

(iii)	the prospective assignee

(iv)	any guarantor(s) of the prospective assignee that may be reasonably required by the Landlord and

(v)	any former tenant who by virtue of there having been an “excluded assignment” as defined in section 11 of the Landlord and Tenant (Covenants) Act 1995 has not been released from the tenant’s covenants in this Lease

(b)	any sum due from the Tenant to the Landlord under this Lease is paid and any other material breach of the Tenant’s covenants in this Lease is remedied and

4	Underletting

4.1 “Permitted Part” means:

any part of the Premises:

(i)	having a minimum Internal Area of 30,000 square feet; and

(ii)	which in accordance with the principles of good estate management is capable (having regard to its location and extent and to the rights intended to be applicable to the same) of providing self contained accommodation with all necessary services and rights; and

(iii)	which has been properly partitioned and separated from the rest of the Premises; and

(iv)	with its own access; and

(v)	to which the Landlord has given Consent (not to be unreasonably withheld or delayed)

4.2 The Landlord shall not unreasonably withhold or delay Consent to an application by the Tenant to underlet the whole of the Premises or a Permitted Part where all of the following conditions are satisfied:

(a)	the prospective undertenant covenants with the Landlord in a form reasonably required by the Landlord that until it assigns the underlease with consent as required by the underlease it will observe and perform the Tenant’s covenants and obligations in this Lease (except the covenant to pay the Basic Rent and in the case of an underletting of a Permitted Part so far only as such covenants affect the underlet premises)

(b)	(if the Landlord reasonably requires the same) a guarantor or guarantors reasonably acceptable to the Landlord has guaranteed to the Landlord the due performance by the undertenant of its covenant in clause 4.2(a) in such terms as the Landlord may reasonably require and

(c)	no fine or premium is taken by the Tenant for the grant of the underlease and

(d)	the basic rent payable under the underlease is not less than the open market rent reasonably obtainable for the underlease and

(e)	any rent free period or other financial inducements given to the undertenant are no greater than what is appropriate and usual in the market at the relevant time and

(f)	the form of the underlease has been approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed where the provisions of the underlease are consistent with the provisions of this Lease and where the basic rent due under it is reviewable at the same times and on the same terms as the Basic Rent)

(g)	any such underlease shall contain covenants in relation to alienation as follows:

(i)	an unqualified covenant not to assign any part less than the whole of the premises underlet

(ii)	covenants in relation to assignment as prescribed in paragraph 4.2(h) below

(iii)	in the case of any underletting of the Premises (whether of the whole or of a Permitted Part) the same provisions as to underletting as are contained in paragraph 4.2 of this Lease, but subject to the additional conditions that:

(A)	the consent of the Landlord under this Lease has been obtained (such consent not to be unreasonably withheld or delayed) and

(B)	in the case of an underletting of a Permitted Part the underlease shall prohibit any further sub-underletting of part and require that any sub-underletting of the whole must prohibit any further sub-sub-underletting of whole or part absolutely

(h)	the underlease contains the same provisions as to assignment as are contained in this Lease, but subject to additional conditions that:

(i)	the consent of the Landlord under this Lease has been obtained (such consent not to be unreasonably withheld or delayed) and

(ii)	the prospective assignee and its guarantors (if any) have covenanted with the Landlord under this Lease in the terms of paragraphs 4.2 (a) and 4.2 (b)

(i)	in the case of an underletting of a Permitted Part:

(i)	no such underletting shall take place where to do so would mean the total number of occupations under separate leases or underleases within the Premises at any one time during the Term would exceed 4

(ii)	any such underlease shall contain provisions enabling the Tenant (as lessor) to recover from the undertenant a due proportion of the Insurance Charge and the Service Charge

(iii)	any such underlease shall be excluded from the operation of sections 24-28 Landlord and Tenant Act 1954 by Court Order granted prior to the undertenant taking occupation of the underlet premises

4.3 The Tenant shall:

(a)	use all reasonable endeavours to enforce against any undertenant the provisions of any underlease and shall not waive any of them and

(b)	operate the rent review provisions contained in any underlease so as to ensure that the rent is reviewed at the correct times and in accordance with those provisions and without prejudice to the foregoing the Tenant shall:

(i)	(where the underlease provides such an option) not agree that any third party determining the rent in default of agreement is to act as an arbitrator or as an expert without Consent (which shall not be unreasonably withheld or delayed)

(ii)	not agree upon the appointment of a person acting as a third party determining the rent in default of agreement without Consent (which shall not be unreasonably withheld or delayed)

(iii)	incorporate as part of its submissions or representations to that third party such submissions or representations as the Landlord may reasonably require

(iv)	give notice to the Landlord of the details of the determination of every rent review within 21 days

(c)	not without Consent (which shall not be unreasonably withheld) vary the terms of any underlease

4.4 The Tenant shall not require or permit any rent reserved by any underlease to be commuted or to be paid more than one quarter in advance or to be reduced

5	Sharing with Group Companies

The Tenant may share occupation of the Premises with any Group Company of the Tenant on condition that:

(a)	the sharing shall not create any relationship of landlord and tenant and

(b)	that on any occupier ceasing to be a Group Company of the Tenant the occupation shall immediately cease

6	Business Customers

The Tenant may part with or share occupation of the Premises with any company or individual with or for whom the Tenant has as part of its business contracted to provide back-up office space or computer space and/or facilities in the event of any emergency or contracted to provide any computer and telecommunications and/or related services on condition that:

6.1 no relationship of landlord and tenant is thereby created

6.2 any such customer or client vacates the Premises immediately on the expiration or sooner determination of the relevant contract

7	Notice of Dealings

Within fourteen days after any dealing with or transmission or devolution of the Premises or any interest in it the Tenant shall give to the Landlord notice in duplicate specifying the basic particulars of the matter in question and at the same time supply a certified and stamped copy of any instrument making or evidencing it and pay a registration fee of £40 or such higher sum as shall be reasonably specified by the Landlord at the time

8	Provision of Occupier Information

9	From time to time within 21 days after written demand during the Term the Tenant shall provide the Landlord with particulars of all derivative interests of or in the Premises including particulars of rents rent reviews permitted uses and service and maintenance charges payable in respect of them and copies of any relevant documents and the identity of the occupiers of the Premises

Schedule 8

Landlord’s Covenants

1	Quiet Enjoyment

(That for so long as the Tenant complies with the obligations on its part contained in this Lease) to allow the Tenant to have quiet and peaceful enjoyment of the Premises during the Term without any interruption by the Landlord or by any person lawfully claiming through under or in trust for the Landlord

2	Title Matters

To observe and perform its covenants in the Title Matters (except to the extent that the same are the Tenant’s responsibility under this Lease)

3	Insurance

To observe and perform the covenants on its part contained in schedule 6

4	Service Charge

To keep and maintain the Common Parts in good repair and condition and properly cleaned and serviced (including without limitation keeping all landscaped areas properly tendered and cultivated)

Schedule 9

Licence to Assign

DATED	20
(1)
(2)
(3)
[(4)]
[(5)]
[(6)]
[(7)]

AUTHORISED GUARANTEE AGREEMENT AND

LICENCE TO ASSIGN PREMISES AT

Green Lane Hounslow

THIS LICENCE is made on                                        20                                 BETWEEN:

(1)	[ ] [(Registered Number ) whose registered office is at] [of] (the “Landlord”);

(2)	[ ] [(Registered Number ) whose registered office is at] [of] (the “Tenant”);

(3)	[ ] [(Registered Number ) whose registered office is at] [of] (the “Assignee”);

[(4)	( ) [(Registered Number ) whose registered office is at] [of] (the “Assignee’s Guarantor”)];

((5)	[ ] [(Registered Number[of] ) whose registered office is at] [of] “The Tenant’s Guarantor”))

[(6)	[ ] [(Registered Number ) whose registered office is at] [of] (“the Landlord’s Mortgage”)].

[(7)	( ) [(Registered Number ) whose registered office is at] [of] (“the Superior Landlord”)]

1.	Definitions and Interpretations

1.1 In this Licence the following terms have the following meanings:

(a)	“the Premises” means Unit B Green Land Hounslow more particularly described in the Lease;

(b)	“the Lease” means a ease of the Premises between . and . made the [ ] day of [ ]200[ ] and references to “the Lease” include all or any deeds or documents supplemental to the same (whether or not expressed to be so);

1.2 For the purposes of this Licence

(a)	all terms and expressions used in this Licence have the same meanings (where the context so admits) as are assigned to them in the Lease

(b)	where any party to this Licence comprises more than one person the obligations and liabilities of that party under this Licence are joint and several obligations of those persons

(c)	words importing one gender include any other gender

(d)	words importing the singular import the plural and vice versa

(e)	the clause headings are not to be taken into account for the purpose of the interpretation or construction of this Licence

2	Recitals

2.1 This Licence is supplemental to the Lease

2.2 The Lease contains provisions restricting the right of the Tenant to assign the Premises without first obtaining the written consent of the Landlord such consent not to be unreasonably withheld or delayed

2.3 The Landlord is [now] entitled to the reversion immediately expectant on the Term and the Term is [now] vested in the Tenant [(and the Tenant’s Guarantor has guaranteed to the Landlord the performance by the Tenant of the covenants and obligations on its part contained in the Lease)]

2.4 The Tenant wishes to assign the Lease to the Assignee [(and the Assignee’s Guarantor has agreed to guarantee to the Landlord the performance by the Assignee of the covenants and obligations on its part contained in the Lease)] and has requested the Landlord [and the Superior Landlord] to grant consent to such assignment

2.5 The Landlord has agreed to give such consent in consideration of the covenants and upon the conditions contained in this Licence

NOW THIS DEED WITNESSES as follows:

1	Licence to Assign

In consideration of the covenants on the part of the Assignee [and the [Tenant/Sureties] (as defined in clause 4) [and of the Tenant’s Guarantor contained in this Licence the Landlord hereby grants to the Tenant licence to assign to the Assignee the whole of the Premises for the residue of the Term

2	Assignee’s Covenants

The Assignee covenants with the Landlord that as from the date when the Lease is assigned to the Assignee and until it is subsequently lawfully assigned to a third party by the Assignee with the consent of the Landlord in accordance with the Lease the Assignee will pay the rents reserved and other sums made payable by the Lease and will be bound by and will observe and perform all the covenants terms stipulations and conditions on the part of the lessee contained in the Lease (“the Lessee Covenants”);

3	[Tenant’s/Sureties] Covenants

3.1 The Tenant [and the Assignee’s Guarantor (referred to herein as “the Sureties”) (jointly and severally) covenant[s] with the Landlord including (without the need for any express assignment) [its] [their] successors in title that until the Lease is subsequently assigned by the Assignee to a third party with the consent of the Landlord:

(a)	the rents reserved by and all other sums payable pursuant to the Lease will be duly and punctually paid and the Lessee Covenants will be duly performed observed and kept

(b)	if there is any default in the payment of the rents or other sums payable under this Lease or in the observance or performance of any of the Lessee Covenants the [Tenant/Sureties] will pay the rents or other sums and observe or perform the covenants or terms in respect of which such default has occurred

(c)	(as a separate and distinct obligation to that in clause 3 hereof) the [Tenant/Sureties] will indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of the Assignee’s non-payment non-performance or non-observance of the Lessee Covenants provided always (and without prejudice to section 18(3) of the Landlord and Tenant (Covenants) Act 1995) the liability of the [Tenant/Sureties] under this Deed will remain in full force and effect and will not be released and nor will the rights of the Landlord be prejudiced or affected by:

(i)	any time indulgence or concession granted by the Landlord to the Assignee or any neglect or forebearance of the Landlord in enforcing the payment of the rents or the observance or performance of the Lesee Covenants or any refusal by the Landlord to accept rents or other sums tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under the Law of Property Act 1925 Section 146 have been entitled) to re-enter the Premises;

(ii)	the existence of or dealing with varying or failing to perfect or enforce any other rights or security which the Landlord may have or acquire against the Assignee

(iii)	the fact that part of the Premises may have been surrendered in which event the liability of the [Tenant/Sureties] will continue in respect of only the part of the Premises not so surrendered;

(iv)	any agreement between the Landlord and the Assignee or any determination made by an arbitrator or expert relating to any rent review as provided in and in accordance with the Lease and so that any rent agreed or determined on such rent review will be deemed to be properly agreed or determined

(v)	any other act or thing by virtue of which (but for this provision) the [Tenant/Sureties] would have been released or discharged from [its] [their] obligations under this Lease or the rights of the Landlord would have been prejudiced or affected (other than a release by deed entered into by the Landlord in accordance with the terms of such deed)

3.2 (If:

(a)	the Lease is disclaimed by any liquidator or trustee in bankruptcy of the Assignee or by the Crown after it has become bona vacantia or

(b)	the Assignee (being a corporate body) ceases to exist then if so required by written notice given by the Landlord within six months after the Landlord has notice of any of the above matters occurring) to accept from the Landlord a lease of the Premises in their then actual state or condition subject to any underlease or tenancy or other interest affecting the Premises or any part of them for a term commencing on the date of the occurrence of the applicable matter equal to the residue of the Term then remaining at the same rent as that then payable under the Lease and subject to the same covenants provisions and conditions in all respects as those contained in the Lease (including the proviso for re-entry and rent review dates co-incident with those contained in the Lease) provided that in the event the Landlord does not require the [Tenant/Sureties] to take a new lease of the Premises under this clause the [Tenant/Sureties] shall remain liable under these provisions to pay the rents and other sums reserved by this Lease and to perform the covenants and other matters on the Assignee’s part contained herein which would have been payable or required to be complied with had there not been such a matter occurring for the period from the date of the Landlord having notice of the occurrence of the applicable matter until the date 6 months after it

3.3 It is agreed and declared that:

(a)	the liability of the [Tenant/Sureties] is as principal covenantor with the Landlord and not merely collateral to the principal liability of the Assignee

(b)	the obligations of the [Tenant/Sureties] may be enforced by the Landlord at its discretion and without first enforcing or seeking to enforce its rights against the Assignee or any other person who is liable or exercising its rights under any other security or resorting to any other means of payment

4	Tenant’s Guarantor’s Covenant

4.1 The Tenant’s Guarantor covenants with the Landlord that the Tenant will observe and perform the obligations on its part contained in clause 4 above and if the Tenant fails to do so the Tenant’s Guarantor will pay the rents or observe and perform the covenants in respect of which such default has occurred and will make good to the Landlord on demand and will indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of such non payment non performance or non observance and the proviso to clause 4.1 (c) above shall apply to the liability of the Tenant’s Guarantor as it applies to the liability of the Tenant

4.2 If the Landlord requires the Tenant to accept a new lease as provided in clause 4.3 the Tenant’s Guarantor shall enter into such new lease as guarantor to the Tenant and shall covenant with the Landlord upon terms equivalent to those set out in clause 4.1(a) above

4.3 It is agreed and declared that

(a)	the liability of the Tenant’s Guarantor is as principal covenantor with the Landlord and not merely collateral to the principal liability of the Tenant]; and

(b)	the obligations of the Tenant’s Guarantor may be enforced by the Landlord at its discretion and without first enforcing or seeking to enforce its rights against the Assignee or the [Tenant/Sureties] or any other person who is liable or exercising its rights under any other security or resorting to any other means of payment]

5	Severable Nature of Obligation

Each of the provisions of this Licence is severable from the others and if at any time one or more of such provisions is or becomes illegal invalid or unenforceable the legality validity and enforceability of the remaining provisions of this Licence shall not in any way be affected or impaired in consequence

6	Limitation on [Tenant’s] [Sureties’] Liability

6.1 Nothing in this Deed shall impose upon the [Tenant/Sureties] [or the Tenant’s Guarantor]:

(a)	any requirement to guarantee in any way the performance of any covenant by any person other than (in the case of the [Tenant/Sureties] the Assignee [or (in the case of the Tenant’s Guarantor) the Tenant] or

(b)	any liability restriction or other requirement (of whatever nature) in relation to any time after the Assignee is released from any covenant by virtue of the Landlord and Tenant (Covenants) Act 1995 or

(c)	any liability in respect of the Assignee’s performance of any covenant which is more onerous than that to which the [Tenant/Sureties] would be subject if they were the sole or principal debtor in respect of that covenant

6.2 To the extent that this Licence purports to impose upon the [Tenant/Sureties] [or the Tenant’s Guarantor] any requirement liability or restriction referred to in clause 7.1 the relevant provision of this Licence shall to that extent only be void but this shall not affect:

(a)	the enforceability of that provision except to that extent or

(b)	the enforceability of any other provisions of this Licence

7	Provisos

7.1 Except as expressly otherwise provided in this Licence the terms of the Lease are not varied and will continue in full force and effect

7.2 Nothing contained in this Licence waives or is to be deemed to waive any breach of the obligations of the Tenant under the Lease which may have occurred before the date of this Licence or authorises or is to be deemed to authorise any further assignment or other act omission or thing other than the assignment referred to above

8	Costs

The Tenant shall pay the reasonable and proper costs of the Landlord’s lawyers’ and surveyors’ costs and any Value Added Tax on them incurred by the Landlord in connection with the request by the Tenant for the preparation and completion and stamping of this Licence and the counterpart of it

IN WITNESS whereof the parties hereto have executed this Licence as a deed the day and year first before written

EXECUTED AS ITS DEED BY

THE LANDLORD

ACTING BY
Director Name:

Director Signature:

Director/Secretary Name:	ProLogis Directorship S.a.r.1., Director duly represented by:

Director/Secretary Signature:	Peter Cassells, Manager

EXECUTED AS ITS DEED BY

THE TENANT

ACTING BY

Director Name:

Director Signature:

Director/Secretary Name:

Director/Secretary Signature: